Exhibit 99.1

Pentair, Inc.

5500 Wayzata Blvd., Suite 800

Golden Valley, MN 55416

763 545 1730 Tel

763 656 5400 Fax

News Release

Pentair Announces 2-for-1 Stock Split, Increases Quarterly Cash Dividend 5%

GOLDEN VALLEY, Minn. – May 17, 2004 – Directors of Pentair, Inc. (NYSE: PNR) have approved a 2-for-1 stock split in the form of a 100 percent stock dividend payable on June 8, 2004, to shareholders of record as of June 1, 2004. The Pentair board also approved an increase in the company’s regular quarterly cash dividend of approximately five percent effective with the quarterly dividend payable on August 13, 2004, to shareholders of record as of July 30, 2004.

As a result of the stock dividend action, Pentair shareholders will receive one additional share of Pentair stock for every share held in their accounts on June 1, 2004. Pentair’s last stock split, in February 1996, was also a two-for-one split. Pentair’s shares outstanding will double to more than 100 million once the split is completed.

The cash dividend increase is the 28th consecutive annual increase. On a post-split basis, the quarterly cash dividend will be 11 cents per share, or 22 cents per share on a pre-split basis. The previous quarterly cash dividend was $0.21 per share.

“Pentair’s recent stock performance reflects considerable investor confidence in the company’s value proposition — superior operating disciplines, the ability to drive growth, a growing talent pool, and active portfolio management,” said Randall J. Hogan, chairman and chief executive officer. “Our board of directors shares this confidence in the company’s strategic direction and in our ability to continue executing our strategies to enhance value for shareholders.

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“We believe that this stock split, combined with the increased quarterly dividends, will make Pentair stock even more attractive to a broader range of investors,” Hogan added. “We see great potential for growth as we transform Pentair into a leading water products and enclosures company, and remain committed to attracting investors who share our enthusiasm and take a long-term view of the company’s growth opportunities.”

About Pentair, Inc.

Pentair (www.pentair.com) is a diversified operating company headquartered in Minnesota. Its Water Technologies Group is a global leader in providing innovative products and systems used worldwide in the movement, treatment, storage and enjoyment of water. Pentair’s Enclosures group is a leader in the global enclosures market, serving industrial and electronic customers, and its Tools Group markets innovative products under established brand names to professionals and do-it-yourself users. Pentair’s 2003 revenues totaled $2.7 billion. The company employs 12,000 people in more than 50 locations around the world.

Contact:
Pentair:	Mark Cain
Tel.:	(763) 656-5278
E-mail:	mark.cain@pentair.com